Exhibit 99.1

CONTACT:	Investor Contact:	Media Contact:
	Lori Barker Padon	Mike Wong
	(408) 542-0585	(408) 548-0223
SANDISK REPORTS FIRST QUARTER 2006 RESULTS
•	Revenues of $623 million up, 38% year-over-year

•	GAAP EPS $0.17; Non-GAAP EPS $0.44
     SUNNYVALE, CA, April 20, 2006 – SanDisk® Corporation (NASDAQ:SNDK), the world’s largest supplier of flash storage card products, today announced results for the first quarter ended April 2, 2006. Total first quarter revenues increased 38% on a year-over-year basis to $623 million. First quarter net income as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) was $35 million, or $0.17 per fully diluted share. First quarter 2006 GAAP results reflect the impact of implementing SFAS 123(R) and the acquisition of Matrix Semiconductor, Inc. in January 2006.
     Excluding the impact of amortization of acquisition related intangible assets, the write-off of acquired in-process technology, stock compensation expense and the related tax effect, first quarter non-GAAP net income was $90 million, or $0.44 per fully diluted share, which compares to the first quarter 2005 GAAP results of $75 million, or $0.39 per fully diluted share.
     “First quarter revenues were, as expected, seasonally soft in U.S. retail. We believe that the pricing actions we implemented in the quarter are beginning to have the intended effect of shifting consumer preferences to 1 and 2 gigabyte capacities, where we are strongest. Sales of our mobile cards for handsets continued to be strong and accounted for 30% of first quarter product revenues, up from 7% in the corresponding quarter one year ago. Pricing overall was under pressure as NAND components supply exceeded demand due primarily to weaker than expected sales of Flash audio players following a phenomenally strong fourth quarter,” said Eli Harari, president and chief executive officer of SanDisk Corporation. “For the second quarter we plan on somewhat more moderate pricing actions designed to further accelerate consumption of higher capacity cards and to stoke demand from new markets helping to restore industry wide balance between demand and supply in the second half of 2006. We expect our mobile card revenues to continue strong in the second quarter, and we expect second quarter retail revenues to improve moderately due to price elasticity, favorable seasonality and new products that we expect to ship in volume in the second quarter, such as our exciting Sansa ™ e200 audio player. Product gross margins are expected to improve into the second half as we continue to ramp our highly cost-effective captive production at fab 3 while temporarily flexing down our non-captive purchases.”
Metrics and Highlights
•	Product revenue grew 35% and license and royalty revenue grew 67% year-over-year.

•	Megabytes sold in the first quarter increased 164% year-over-year and 4% from the record fourth quarter of 2005.

•	Average density per card sold in retail grew to 660 megabytes.

•	Average price per megabyte sold declined at a rate of 24% sequentially and 49% from the first quarter of 2005.

•	Total gross margin was 38% of revenues compared to 44% in the first quarter of 2005 and 40% in the fourth quarter of 2005.

•	Product gross margin was 28.4% compared to 37.2% in the first quarter of 2005 and 34.4% in the fourth quarter of 2005.

•	GAAP operating income for the first quarter of 2006 was $58 million or 9% of revenue. Non-GAAP operating income was $120 million or 19% of revenue compared to $114 million or 25% of revenue in the first quarter of 2005 on a GAAP basis.

•	Cash flow from operations was $52 million and total cash and short-term investments increased sequentially by $54 million to $1.75 billion.

•	SanDisk completed the acquisition of Matrix® Semiconductor, Inc., a privately-held company with strong IP in 3D memory technology.

•	SanDisk and Toshiba announced that they intend to build a new 300-millimeter wafer fabrication facility with initial production expected to begin in the fourth quarter of 2007.

•	Retail presence grew to more than 164,000 storefronts.
Scheduled Interviews
SanDisk Corporation President and Chief Executive Officer, Eli Harari, is scheduled to appear on CNBC’s “Squawk Box”, April 21, 2006 at approximately 4:00 a.m. PDT. Judy Bruner, SanDisk’s Executive Vice President, Administration and CFO is scheduled to appear on Bloomberg TV’s “Bloomberg On The Markets”, April 21, 2006 at approximately 5:39 a.m. PDT.
Conference Call
SanDisk’s first quarter 2006 conference call is scheduled for 2:00 p.m. PDT, Thursday, April 20, 2006. The conference call will be webcast by CCBN and can be accessed live, and throughout the quarter, at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial-in number is (913) 981-4901. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website prior to the conference call.
Forward-Looking Statements
This news release contains certain forward-looking statements, including statements about our business outlook for the second quarter and second half of 2006, planned price reductions, market supply and demand, expected continued strength in the handset market moderately improved retail revenues, new product shipments, improved product gross margins, the intention of SanDisk and Toshiba to build a new 300mm wafer fabrication facility and scheduled appearances by our CEO and CFO that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: slower than expected growth in market demand for our products or a slower adoption rate for these products in current and new markets that we are targeting, any interruption of or delay in supply from any of the semiconductor manufacturing or subcontracting facilities, including test and assembly facilities that supply products to us, decreased availability of test and assembly capacity and increased prices for such services, slower than expected expansion of our global sales channels, fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to our conversion to 70-nanometer NAND flash technology or the ramp-up of the 300mm flash fabrication facility, unexpected delays in the ramp-up of volume production of our new 70-nanometer 8 gigabit NAND/MLC chip, our inability to make additional planned smaller geometry conversions in a timely manner, we and Toshiba may be unable to successfully negotiate and enter into definitive agreements for the new 300mm wafer fabrication facility or begin initial production at the new facility as scheduled, future average selling price erosion that may be more severe than our expectations due to decreased demand or possible excess industry capacity of flash memory from ourselves as well as from existing suppliers or from new competitors that are planning to aggressively increase supply in 2006, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses, higher than anticipated capital equipment expenditures, adverse global economic and geo-political conditions, including adverse currency exchange rates and acts of terror, the timely development, internal qualification and customer acceptance of new products that are based on 70-nanometer NAND technology, fluctuations in license and royalty revenues, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters, particularly in areas in the Pacific Rim and Japan where we manufacture and assemble products, potential impact of high energy prices and other global events outside of our control which could adversely impact consumer confidence and hence reduce demand for our products, scheduled appearances by our executives could be cancelled or delayed by us or the network, and the other risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission filings and reports, including, but not limited to, our Form 10-K for the fiscal year ended January 1, 2006 and our quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. We do not intend to update the information contained in this release.
About SanDisk
SanDisk is the original inventor of flash storage cards and is the world’s largest supplier of flash data storage card products using its patented, high-density flash memory and controller technology. SanDisk is headquartered in Sunnyvale, CA and has operations worldwide, with more than half its sales outside the U.S.
www.sandisk.com
SanDisk and Matrix are trademarks of SanDisk Corporation, registered in the United States and other countries. Sansa is a trademark of SanDisk Corporation. SanDisk Corporation is an authorized licensee of the SD trademark.

SanDisk Corporation
Condensed Consolidated Statements of Income
Reconciliation of GAAP to NON-GAAP Operating Results (*)
(In thousands, except per share data, unaudited)

	Three months ended
	April 2, 2006				April 3, 2005
Revenues:	GAAP	Adjustments		NON-GAAP	GAAP
Product	$537,728	$—		$537,728	$399,679
License and royalty	85,532	—		85,532	51,296

Total revenue	623,260			623,260	450,975

Cost of product revenues	384,867	—		384,867	251,188

Gross profits	238,393	—		238,393	199,787

Operating expenses:
Research and development	63,762	(8,786	)(a)	54,976	45,947
Sales and marketing	43,375	(4,039	)(a)	39,336	24,597
General and administrative	30,016	(5,961	)(a)	24,055	15,724
Write-off of acquired in-process technology	39,600	(39,600	)(b)	—	—
Amortization of acquisition related intangible assets	3,715	(3,715	)(c)	—	—

Total operating expenses	180,468	(62,101)		118,367	86,268

Operating income	57,925	62,101		120,026	113,519

Total other income (expense)	18,464	—		18,464	4,761

Income before taxes	76,389	62,101		138,490	118,280

Provision for income taxes	41,274	7,198	(d)	48,472	43,764

Net income	$35,115	$54,903		$90,018	$74,516

Shares used in computing net income per share
Basic	193,077			193,077	180,631
Diluted	201,892	1,410	(e)	203,302	189,999

Net income per share
Basic	$0.18			$0.47	$0.41
Diluted	$0.17			$0.44	$0.39
(*) To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use non-GAAP measures of operating results, net income and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors as these non-GAAP results exclude certain expenses, gains and losses that we believe are not indicative of our core operating results. For example, because the non-GAAP results exclude the expenses we recorded for stock compensation in accordance with SFAS 123(R) effective January 2, 2006 and the acquisition of Matrix Semiconductor in January 2006, we believe the inclusion of non-GAAP financial measures provide consistency in our financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for assessing our performance, allocating resources and planning and forecasting future periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures may be different than the non-GAAP measures used by other companies.
(a) Equity based compensation expense.
(b) Write-off of acquired in-process technology associated with the Matrix acquisition. (January 2006)
(c) Amortization of acquisition-related intangible assets, primarily core and developed technology related to the acquisition of Matrix.
(d) Income taxes associated with certain non-GAAP adjustments.
(e) Adjustment of diluted share count for the impact of applying SFAS 123.

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	April 2, 2006
	(unaudited)	January 1, 2006*
ASSETS
Current Assets:
Cash and cash equivalents	$850,565	$762,058
Short-term investments	901,200	935,639
Investment in foundries	18,609	18,338
Accounts receivable, net	245,950	329,014
Inventories	413,555	331,584
Deferred tax asset	98,334	95,518
Other current assets	55,034	103,584

Total current assets	2,583,247	2,575,735

Property and equipment, net	243,432	211,092
Notes receivable, FlashVision	62,138	61,927
Investment in foundries	14,850	11,013
Investment in FlashVision	160,264	161,080
Investment in Flash Partners	84,700	42,067
Deferred tax asset	11,818	—
Goodwill	167,242	5,415
Other non-current assets	123,042	51,858

Total Assets	$3,450,733	$3,120,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$177,238	$231,208
Accounts payable to related parties	78,579	74,121
Accrued payroll and related expenses	33,672	55,614
Income taxes payable	—	2,165
Research and development liability, related party	5,950	4,200
Other current accrued liabilities	52,761	53,546
Deferred income on shipments to distributors and retailers and deferred revenue	135,105	150,283

Total current liabilities	483,305	571,137

Deferred revenue and non-current liabilities	36,036	25,259

Total Liabilities	519,341	596,396

Commitments and contingencies

Stockholders’ Equity:
Common stock	1,984,669	1,622,007
Retained earnings	941,739	906,624
Accumulated other comprehensive income	4,984	2,635
Deferred compensation	—	(7,475)

Total stockholders’ equity	2,931,392	2,523,791

Total Liabilities and Stockholders’ Equity	$3,450,733	$3,120,187

*Information derived from the audited Consolidated Financial Statements.

SanDisk Corporation
Condensed Consolidated Comparative Statement of Cash Flows
(In thousands, unaudited)

	Three months ended
	April 2, 2006	April 3, 2005
Cash flows from operating activities:
Net income	$35,115	$74,516
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(13,456)	1,088
Loss (gain) investment in foundries	(593)	4,029
Depreciation and amortization	26,397	14,462
Provision for doubtful accounts	(526)	—
FlashVision wafer cost adjustment	(178)	(487)
Deferred stock-based compensation	18,785	519
Write-off of acquired in-process technology	39,600	—
Other non-cash charges	(1,030)	(731)
Changes in operating assets and liabilities:
Accounts receivable	90,546	(14,275)
Inventories	(75,484)	(27,361)
Other assets	59,581	43,972
Accounts payable trade	(58,135)	11,508
Accounts payable, related party	6,208	16,985
Other Liabilities	(74,381)	10,051

Total adjustments	17,334	59,760

Net cash provided by operating activities	52,449	134,276

Cash flows from investing activities:
Purchases of short term investments	(119,769)	(139,198)
Proceeds from sale of short term investments	154,664	153,450
Investment in Flash Partners	(43,581)	—
Acquisition of capital equipment, net	(52,597)	(30,151)
Notes receivable from FlashVision	—	(22,222)
Cash acquired in business combination with Matrix, net of acquisition costs	9,432	—

Net cash used in investing activities	(51,851)	(38,121)

Cash flows from financing activities:
Proceeds from employee stock programs	46,061	11,272
Tax benefit on employee stock programs	41,909	—

Net cash provided by financing activities	87,970	11,272

Effect of changes in foreign currency exchange rates on cash	(61)	583

Net increase in cash and cash equivalents	88,507	108,010

Cash and cash equivalents at beginning of period	762,058	463,795

Cash and cash equivalents at end of period	$850,565	$571,805